Once Upon a Farm, PBC

Conference Call Transcript

Event Date/Time: November 2, 2026 / 8:30 a.m. ET

Corporate Participants:

John M. Foraker, Once Upon a Farm - Chief Executive Officer, Co-Founder and Chair

Brian Holland, Once Upon a Farm - Vice President of Investor Relations

Operator

Greetings, and welcome to Once Upon a Farm's Business Update Conference Call. At this time, all participants are in listen-only mode. As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Brian Holland, Vice President of Investor Relations. Thank you. You may begin.

Brian Holland, VP of Investor Relations

Thank you and welcome to the Once Upon a Farm Business Update Conference Call. With us on the call today is John Foraker, Chief Executive Officer.

By now, everyone should have access to the Tractor Wheels Recall press release that hit the wire on Friday evening last week and is available on the Investor Relations section of Once Upon a Farm's website at www.onceuponafarmorganics.com. This call is also being webcast and a replay will be available shortly after the call concludes.

Before we begin, some of our comments today regarding the recall, including our plans, expectations and anticipated next steps, are forward-looking statements based on information currently available to us. Actual developments and results may differ materially from these expectations. For additional information about the risks and uncertainties that could affect these statements, please refer to the risk factors discussed in our most recent SEC filings, including our Form 8-K filed this morning, and our recall announcement.

And now, I will turn the call over to John to begin.

John Foraker, CEO

Thank you, Brian. Good morning, everyone and thank you for joining us today.

Following the press release we issued Friday evening announcing a voluntary recall of our Tractor Wheels product line, which you can find on our website, we scheduled this call to provide color on what happened, share as much information as we can at this point, and because we want to be as transparent as possible with all our stakeholders.

We will provide background on the situation and outline our plans to manage through it, on to an eventual recovery in this important part of our business.

Recently, we received a single complaint from a parent concerning a choking incident related to the Tractor Wheels product. Fortunately, we are not aware of any reported injuries, but as would be expected, this was a scary event for both the parent and the child. We immediately followed up upon receipt of the complaint to obtain more information about the product and incident, including requesting the lot code, flavor, and any other identifying information, all of which are consistent with our standard process for safety complaints.

While waiting to receive this information from the consumer, we began an intensive review of our complaint files to determine if we received other similar reports of potential choking incidents associated with these products and also reached out to third party experts to explore having a physical hazard assessment conducted. When we obtained the lot codes from the consumer last week, we started a deep-dive, including looping in our manufacturer to investigate potential production or supplier non-conformities.

On Thursday afternoon Pacific Time, the FDA informed us that it had received three reports of choking incidents: one was the parent’s report I just described, and the other two were submitted directly to the FDA, neither of which we had previously received. With this new information, our food safety and quality teams expanded their investigation and evaluated production records, product retains, and other available information to determine a potential root cause. We were looking to understand how the product could manifest as a choking hazard in the manner described in the complaints, when we did not receive any complaints of this kind prior to this year. During the 24 hours between receiving this information from the FDA and our decision to recall the product, our teams reviewed the factors most likely to account for a complaint of this kind, including ingredient inputs and adherence to our manufacturing and quality specifications.

Our investigation has not yet identified a root cause that we can directly link to these reports. However, given the additional information the FDA provided to us and the lack of clarity around which flavors and lots were involved, we decided to voluntarily recall all Tractor Wheels flavors and SKUs. This decision is consistent with our high standards for safety and as a trusted childhood nutrition brand. The consumer is our number one priority. The FDA is aware of this decision, and we are working closely with them to make sure affected products are removed, and families have the information they need.

As soon as our press release crossed the wire Friday night, we immediately began engaging with stakeholders. We moved quickly across our consumer channels, including social media, email, a dedicated section on our e-commerce site, and leveraged our marketing and retail partners for additional support. Many consumers have responded with understanding and support for our decision to voluntarily recall the entire Tractor Wheels line. We are grateful for that acknowledgement and will continue to put consumers first by making information and next steps easy to understand and execute. We are adding temporary staff to our Consumer Relations team so that we can respond to inquiries promptly and personally, and we will adapt based on the needs of those affected. We have also added a question-and-answer link on our website to address the most common questions we’ve received from consumers and will add to that as needed.

We promptly connected with retailers and distributors to ensure they acted swiftly on store pulls, distribution center holds, and online listing removals; that work continued through the weekend. We delivered email communications, in-store notifications, call scripts, and a hotline number for inquiries. Our customer relationships have always been built on trust and transparency, and we acted quickly and decisively, in line with our commitment to the quality and safety of our products. We are humbled and appreciative of the support we’ve received from our retail partners, who have told us they look forward to seeing Tractor Wheels back on their shelves as soon as this is all resolved in the appropriate manner. These products are top sellers, highly productive SKU’s, and beloved by consumers. As soon as we are ready to reenter the market, we are confident in our ability to rebuild distribution quickly.

Our Operations team is working with Sales and our retail partners to coordinate the disposition of all affected inventory. We have engaged a third party to assess our products; we will evaluate our options based on those findings. In parallel, we are preparing production plans to support a return to shelf as soon as possible, once the review is complete and any necessary changes that assure the product meets our high standards for safety have been implemented and validated.

We are currently assessing the financial impact of the recall, including product, retailer, and recall-related costs. It is still too early to offer a reliable estimate of the total costs we expect to incur, or the insurance recovery; we will provide an update as soon as practical. To help you frame the revenue impact of the recall, Tractor Wheels as a set of products has accounted for approximately 18% of total company net sales year-to-date. While they are off the market, their absence will affect sales until we resume shipments.

We believe our financial position gives us the flexibility to manage through this period. We finished Q3 with $106.4 million in cash and no debt. In addition, we have up to $95 million more available to borrow through existing credit facilities, subject to their terms. We are evaluating potential recoveries under our recall insurance coverage and coordinating with our manufacturing partner regarding any applicable coverage. We cannot yet predict whether or when any recovery will be obtained.

We have taken the steps I outlined because as a leading childhood nutrition brand, trust is our number one asset, and we will always place consumer safety first. We are confident this decision is the right one for our business. We understand this will be a challenging period; we also know that we will manage through it. We are aligned internally, while working diligently with our customers and outside experts to do the right thing for consumers.

I want to thank our entire organization and external partners for their incredible effort over the past few days. I’m proud of the care and commitment they have shown in supporting consumers and customers through this difficult situation. Our mission: to drive systemic change in childhood nutrition for a happier, healthier, and more equitable world — and our responsibility to consumers comes first. We will continue to take the steps needed to address the recall and earn the trust families place in us. I sincerely believe that we will emerge as a stronger company, and as a stronger brand.

At this time, we cannot comment beyond our press release and the remarks I have made this morning; so, we will not be taking questions today. We will report our third quarter results on Thursday, November 12 after market close, at which time we will be sure to provide any updates we have. Thank you for joining me for the call.

Operator

That concludes the call. You may now disconnect.